Exhibit 99.1
The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: February 8, 2008	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
308/236-8491

For Immediate Release

THE BUCKLE, INC. ANNOUNCES TRANSITION OF
EXECUTIVE VICE PRESIDENT OF SALES

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced that effective June 30, 2008, James Shada will transition from his role of Executive Vice President of Sales after nearly thirty years of service. Mr. Shada will continue in his current position until June 30, 2008. At that time, Mr. Shada will step down as an officer, but plans to continue working with the Company to assist in educating and coaching the sales team for an indefinite period of time. Mr. Shada plans to continue serving on the Company’s Board of Directors.

“Jim has helped build and develop an outstanding sales team and has made valuable contributions towards the growth of this Company over the past three decades,” said Dennis Nelson, President and Chief Executive Officer. “We’re pleased to have the opportunity to continue working with Jim and benefit from his knowledge and passion for retail,” commented Nelson.

“I believe that the sales team at the Buckle is second to none,” Shada commented. “It’s been a privilege to have been a part of the growth of this Company and I look forward to the upcoming year and working toward a successful transition,” said Shada. The Company’s Vice President of Sales, Kari Smith, along with the Company’s team of district managers will continue to increase their responsibilities during this transition. The Company’s district managers possess an average tenure of over nineteen years with the Company and Ms. Smith has been with the Company nearly thirty years.

Mr. Shada started with the Company in November, 1978. He began his career as a part-time salesperson and then became a store manager. In 1985, he returned to the corporate office as the Company’s Sales Manager. He has been involved in other aspects of the business including site selection and development and education of personnel as store managers and as area and district managers. He has been an executive officer of the Company since April 19, 1991. He was elected to the Company’s Board of Directors on March 11, 2002.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 368 retail stores in 38 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc., can be found on the Internet at www.buckle.com
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